UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 2, 2021

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

128 Spring Street, Building C - Suite 500, Lexington, MA	02421
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 per share	CRIS	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.    Entry Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Director Election

On December 2, 2021, the Board of Directors (“Board”) of Curis, Inc. (the “Company”) elected John A. Hohneker, M.D., to serve as a class II director until the 2022 Annual Meeting of Stockholders and thereafter until his successor is duly elected and qualified.

Dr. Hohneker will receive compensation for his board service as a non-employee director commensurate with the Company’s previously-disclosed director compensation program, including a one-time nonqualified stock option under the Fourth Amended and Restated 2010 Stock Incentive Plan (the “Fourth Amended and Restated 2010 Plan”) to purchase 25,000 shares of the Company’s Common Stock with an exercise price equal to the closing price of the Company’s Common Stock on the Nasdaq Global Market on the grant date. The option will become exercisable as to 25% of the shares underlying the option on the first anniversary of the grant date and as to an additional 6.25% of the shares underlying the option at the end of each three-month period thereafter, until the option is fully exercisable on the fourth anniversary of the grant date. Exercisability is subject to Dr. Hohneker’s continued service on the Board. The option will expire 10 years from the date of grant.

In addition, on December 2, 2021, Dr. Hohneker entered into an indemnification agreement (the “Indemnification Agreement”) with the Company. The Indemnification Agreement is substantially identical to the form of indemnification agreement that the Company has entered into with its other directors and provides that Dr. Hohneker:

•

shall be indemnified by the Company against all expenses, including attorney’s fees, and, to the extent permitted by law, amounts paid in settlement incurred in connection with any litigation or other legal proceeding, other than an action by or in the right of the Company, brought against him by virtue of his position as a director if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Company’s best interests, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and

•

shall be indemnified by the Company against all expenses, including attorneys’ fees, and, to the extent permitted by law, amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the Company’s best interests, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

Notwithstanding the foregoing, to the extent that Dr. Hohneker has been successful, on the merits or otherwise, he is required to be indemnified by the Company against all expenses, including attorneys’ fees, incurred in connection with defending any proceeding to the extent that the Company does not assume the defense of such proceeding. Expenses shall be advanced to Dr. Hohneker, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

Indemnification is required to be made unless the Company determines that the applicable standard of conduct required for indemnification has not been met. As a condition precedent to the right of indemnification, Dr. Hohneker must give notice to the Company of the action for which indemnity is sought and the Company has the right to participate in such action or assume the defense thereof.

The foregoing description of the Indemnification Agreement is qualified in its entirety by the full text of the form of indemnification agreement by and between the Company and each non-employee director of its Board of Directors, which is incorporated herein by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 7, 2014.

Item 8.01.	Other Events.

On December 6, 2021, the Company issued a press release announcing the appointment of Dr. Hohneker. The full text of the press release issued in connection with this announcement is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

99.1	Press Release dated December 6, 2021

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: December 6, 2021	By:	/s/ William E. Steinkrauss
William E. Steinkrauss
Chief Financial Officer